Exhibit 99.2

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 1 Nasdaq: SPNC Spectranetics Fourth Quarter and Full Year Results Conference Call February 18, 2010

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 2 2009 Accomplishments Resolved the matters arising from the federal investigation Achieved revenue growth of 10% compared with 2008 Achieved pre-tax profit, adjusted for special items, in each of the last two quarters * CELLO data published in December issue of Journal of Endovascular Therapy LeXiCon data highlighted at Heart Rhythm Society meeting and recently published in Journal of American Cardiology Received FDA clearance for Turbo-Tandem * Non-GAAP financial measure. See www.spnc.com for reconciliation to GAAP results.

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 3 2009 Accomplishments Launched Quick Cross Select (Extreme) Launched ThromCat XT in Europe Received FDA clearance and EU approval for VisiSheath Submitted site change notification to FDA for relocation of PMA products to new facility Submitted peripheral atherectomy SHONIN to Japanese regulatory body Submitted 510k application to FDA for in-stent restenosis

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 4 2009 Accomplishments Expanded international presence to 40 countries at end of 2009 compared with 34 at end of 2008 Restructured the organization, reducing overhead by $1.6 million Relocated all 510k products to new facility Transferred QuickCat manufacturing to new facility

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 5 2007 2008 2009 82.9 104 114.8 Annual Revenue (millions)

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 6 2007 2008 2009 68.6 86.3 98.7 Annual Disposable Product Revenue (millions)

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 7 2007 2008 2009 Laser Sales 3.3 4.5 2.1 Laser Rental 3 4.1 4.7 Service & Other 7.9 9 9.3 Annual Other Revenue (millions) $14.2 $17.7 $16.1

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 8 International Revenue (millions) 2007 2008 2009 International 9.9 13.7 17.9

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 9 Lead Management Revenue (millions) 2007 2008 2009 Lead Management 21.2 28.9 36.8

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 10 Vascular Intervention Revenue (millions) 2007 2008 2009 Vascular Intervention 47.5 57.4 61.9

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 11 Atherectomy Revenue (millions) 2007 2008 2009 Atherectomy 35.6 37.7 34.5

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 12 Crossing Solutions Revenue (millions) 2007 2008 2009 Crossing Solutions 11.8 16.7 21.4

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 13 Thrombectomy Revenue (millions) 2007 2008 2009 Thrombectomy 0 3.1 6.1

(c)2010 Spectranetics All Rights Reserved. www.spectranetics.com 14 2010 Goals Restore growth in peripheral atherectomy revenue with launch of Turbo-Tandem Continue to work with FDA to secure clearance on ISR Initiate randomized clinical trial in the U.S. for ISR Implement fellows training and simulator training in lead management Continue revenue growth internationally Remain focused on productivity improvements Achieve profitability